Exhibit 16.3

                            FEDERATED EQUITY FUNDS
                        UNANIMOUS CONSENT OF TRUSTEES

      The undersigned, being all of the Trustees of Federated Equity Funds (the "Trust"), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 7 of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees:

      RESOLVED,   that the Board hereby authorizes the Secretary
                  and Assistant Secretaries of the Trust named below to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Wayne Hummer Growth Fund, a portfolio of Wayne Hummer Investment Trust, into Federated Kaufmann Fund, a portfolio of Federated Equity Funds.

                  John W. McGonigle, Secretary
                  G. Andrew Bonnewell, Assistant Secretary
                  Andrew P. Cross, Assistant Secretary
                  Leslie K. Ross, Assistant Secretary
                  Nelson W. Winter, Assistant Secretary
                  Todd P. Zerega, Assistant Secretary





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WITNESS the due execution hereof this 19th day of December, 2005.


/S/ John F. Donahue                    /S/ Lawrence D. Ellis, M.D.

/S/ Thomas G. Bigley                   /S/ Peter E. Madden

/S/ John T. Conroy, Jr.                /S/ Charles F. Mansfield, Jr.

/S/ Nicholas P. Constantakis           /S/ John E. Murray, Jr.

/S/ John F. Cunningham                 /S/ Marjorie P. Smuts

/S/ J. Christopher Donahue             /S/ John S. Walsh